UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tandy Brands Accessories, Inc.

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September 25, 2008
Dear Fellow Stockholder,
     Enclosed with this package are proxy materials and a WHITE proxy card relating to our upcoming 2008 Annual Meeting of Stockholders. Your vote at this year’s meeting is one of the most important you will make regarding Tandy Brands and its future.
     Fiscal 2008 has been extremely challenging for Tandy Brands as several well-publicized factors have combined to make the past year a very tough one for American stock markets, retail markets and consumers. Unprecedented high gasoline prices, increased food and energy costs, and the woes in the housing and financial industries have all contributed to create tremendous pressure on the American economy. In the face of these challenges, your management team has implemented a proactive business plan and made a number of hard choices that will protect the value of Tandy Brands for its stockholders.
     Unfortunately, at this critical juncture, a dissident stockholder, NSL Capital Management, LLC, led by Nick Levis, has launched a proxy fight against your Company. This poorly-timed and ill-conceived attack will be costly and disruptive to your Company and will only serve as a distraction from the ongoing efforts to return Tandy Brands to profitability. Send Nick Levis a message. Please discard any gold card you receive from NSL. Support your Board by voting the WHITE proxy card today.
YOUR BOARD’S PLAN TO RESTORE VALUE FOR ALL STOCKHOLDERS
Operational Highlights
     During this time of great market uncertainty, your Company has taken significant steps to restructure our operations and our expense structure to bring our business in line with market conditions. These steps have included:
➢	Closing our distribution facility in West Bend, Wisconsin and listing it for sale.

➢	Taking an inventory write-down of $18.7 million for out-of-program and slow-moving product lines.

➢	Reducing head count by 185 people, or about 20% of our employees.

➢	Recording a noncash impairment charge of $16.5 million for the goodwill associated with previous acquisitions.

➢	Sourcing most of our products from lower-cost strategic suppliers.

➢	Significantly reducing operating expenses, by approximately $9 million, and significantly reducing the working capital needed to operate our business.

     Today, Tandy Brands is a leaner, more agile organization with a cost structure that is in line with current market circumstances. During fiscal 2008, our Board of Directors conducted a comprehensive strategic review process exploring all the ways in which we might increase value for our stockholders. We evaluated a range of alternatives and options, including an in-depth examination of a potential sale of the Company. In the final analysis, we determined that our best course of action, given the state of the capital markets and the outlook for the retail industry, is to focus on improving our core business.
     We believe that our product quality, commitment to superior customer service and long-term customer relationships position us to better weather today’s challenges and, ultimately, rebound faster when the market improves. When market conditions do turn, we expect to see increased leverage and improved profitability.
Management Highlights
     In February 2008, Britt Jenkins assumed additional responsibilities as Chairman of the Board along with his current duties of President and Chief Executive Officer. As previously announced, we have been conducting a search for a new President/Chief Executive Officer. The Board has interviewed a number of excellent, qualified candidates and we expect to make an announcement in the near future.
     In December 2007, M.C. Mackey, CPA, joined us as Chief Financial Officer. Mr. Mackey comes to the Company with 30 years of high-level financial management experience, having served as a CFO and in other senior financial positions for both public and private companies.
     We also added William D. Summitt, a private investor, to the Board of Directors in October 2007. Mr. Summitt has brought a different voice to our Board discussions and we have benefited from his contributions over the past year.
     The candidates nominated by your Board, Britt Jenkins and George Lake, are highly experienced and very qualified to guide the Company through these troubled economic times. Mr. Jenkins has over 35 years of experience in the accessories and retail industries and currently serves on the board of publicly traded Luby’s Inc., as well as on the Advisory Board of the Liberty Mutual Insurance Company and the Board of Directors of Hardware Resources. Mr. Lake is the founder and managing member of Lake Real Estate and Investments, a real estate investment, investment banking and advisory company which focuses on real estate and real estate related operating businesses. He has served on the Board for over four years and during that time his advice and insight have proven to be very valuable.
     Our current Board, which consists of seven independent, non-employee directors and Mr. Jenkins, are very experienced, with many having served on other public boards, and are highly respected leaders in their fields. They understand our business, the challenges we face, and the strategy we have implemented to address those challenges to benefit our stockholders. This Board, in addition to the difficult choices it has made in light of the current economic environment, has also made strong moves with respect to corporate governance matters, including the implementation of majority voting for uncontested elections, the acceleration of the expiration of our poison pill and last year’s declassification of the Board.

DON’T LET NICK LEVIS DERAIL THE COMPANY’S PLAN
     It is our belief that the dissident candidates lack the experience, background and character necessary to be effective members of a public board of directors. Nick Levis is a 29 year old manager of a small investment fund, which we believe is composed primarily of family money. Evan Kagan is a 30 year old lawyer whose focus is aviation-related transactions. Neither Mr. Levis nor Mr. Kagan has any experience in the accessories or retail industries, any experience serving on the board of a public company nor any experience running a public or private company like Tandy Brands.
     When considering any candidate for service on our Board, our Nominations and Corporate Governance Committee considers many factors, including the candidate’s:
➢	expertise, experience and skills;

➢	personal and professional integrity;

➢	demonstrated ability and judgement; and

➢	ability to effectively serve the interests of our stockholders.
     When reviewing Nick Levis’ background, certain incidents came to light, which the Board believes raise serious questions about his judgement and his ability to be an effective member of the Board. In November 1998, Mr. Levis was charged with the criminal violations of driving under the influence and possession of a cancelled or fictitious license. Mr. Levis entered into a plea agreement and as part of his sentence, was ordered to attend a treatment program. Mr. Levis again faced more serious criminal charges in September 2004 when the State of Arizona charged him with three counts of unlawful possession, sale, production and/or transportation of marijuana, one count of unlawful possession of drug paraphernalia, and one count of unlawful possession of a 9mm handgun. Mr. Levis, who was released on a $100,000 bond, subsequently entered into a plea agreement whereby he pled guilty to felony possession of marijuana and possession of an illegal firearm. Although he could have been sentenced to state prison, Mr. Levis’ plea agreement arranged for two years probation, a fine, community service and regular drug tests. Mr. Levis did successfully meet the conditions of his plea agreement and, as a result, in October 2006, the court set aside the conviction. While his criminal conviction was set aside, the Board believes the nature of his multiple criminal violations and the fact they occurred in the recent past raise serious questions as to his suitability for service on your Board of Directors.
     Do not be misled by Nick Levis. In the difficult environment we are now facing, you need and deserve an experienced, qualified Board that understands your Company and its markets and represents the best interests of Tandy Brands’ stockholders.

YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY
     To support your Board’s recommendations, including a vote FOR your Board’s nominees, please sign, date and return the WHITE proxy card in the postage paid envelope provided or vote by telephone or by Internet. Please discard any gold proxy card you receive. Even if you have previously voted on the gold proxy card supplied by NSL, you can still support your Board by voting the enclosed WHITE proxy card today. YOUR RESPONSE TODAY WILL REDUCE THE EXPENSE OF FURTHER SOLICITATION EFFORTS.
     If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Company’s proxy materials, please call our proxy solicitation firm, The Altman Group, toll free at (866) 721-1478.
          On behalf of your Board of Directors, thank you for your attention and continued support. We look forward to seeing you at Tandy Brands’ 2008 Annual Meeting of Stockholders.

J.S.B. Jenkins	W. Grady Rosier
Chairman of the Board, President and	Lead Independent Director
Chief Executive Officer
Important Information
We filed a Definitive Proxy Statement in connection with our 2008 Annual Meeting of Stockholders with the Securities and Exchange Commission on September 23, 2008. Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information. Our Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with our 2008 Annual Meeting of Stockholders. Information concerning such participants is available in our Proxy Statement. Stockholders may obtain, free of charge, copies of our Proxy Statement and any other documents we file with or furnish to the SEC in connection with the 2008 Annual Meeting of Stockholders through the SEC’s website at www.sec.gov, through our website at www.tandybrands.com or by contacting our proxy solicitor, The Altman Group, toll free at (866) 721-1478.